Exhibit 10.6

Monroe Bank & Trust Amended and Restated Supplemental Executive Retirement Agreement

     THIS AMENDED AND RESTATED AGREEMENT is adopted this 4th day of June, 2007, by and between MONROE BANK & TRUST, a state-chartered commercial bank located in Monroe, Michigan (the "Company"), and H. DOUGLAS CHAFFIN (the "Executive").

                                  INTRODUCTION

     On the 1st day of July, 2003, the Company and the Executive entered into the Monroe Bank & Trust Supplemental Executive Retirement Agreement to encourage the Executive to remain an employee of the Company by providing supplemental retirement benefits to the Executive. In order to provide for certain amendments to the Agreement to bring it into compliance the Section 409A of the Internal Revenue Code and to make certain other changes to the Agreement, the Company and the Executive are amending the Agreement through this amendment and restatement.

                                    AGREEMENT

     The Company and the Executive agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1  "Code" means the Internal Revenue Code of 1986, as amended.

1.2 "Disability" means that the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months,
     (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Executives of the participant's employer, or (c) has been determined to be totally disabled by the United States Social Security Administration.

1.3 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause.

1.4 "Early Termination Date" means the month, day and year in which Early Termination occurs.

1.5  "Effective Date" means July 1, 2003.

1.6 "Final Pay" means the total annual base salary payable to the Executive at the rate in effect at Termination of Employment. Final Pay shall not be reduced for any salary reduction contributions to: (i) cash or deferred arrangements under Section 401(k) of the Code; (ii) a cafeteria plan under
     Section 125 of the Code; or (iii) a deferred compensation plan that is not qualified under Section 401(a) of the Code.

1.7  "Normal Retirement Age" means the Executive's 65th birthday.

1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

1.9  "Plan Year" means the calendar year ending on December 31.

1.10 "Specified Employee" means at any time at which any stock of the Company is publicly traded on an established securities market or otherwise, a person who is determined to be a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company as of the preceding December 31.

1.11 "Termination for Cause" See Article 5.

1.12 "Termination of Employment" means the termination of the Executive's employment with the Company for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive's employment and whether the Company and the Executive intend for the Executive to provide significant services for the Company following such termination. A change in the Executive's employment status will not be considered a Termination of Employment if the Executive continues to provide service to the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such service is fifty percent (50%) or more of the average annual remuneration earned during the final three years of employment (or if less, such lesser period). A change in the Executive's employment status will be considered a Termination of Employment if as a result of such change the level of bona fide services the Executive continues to provide to the Company decreases to an annual rate that is twenty percent (20%) or less of the service rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period).

                                    ARTICLE 2

                            BENEFITS DURING LIFETIME

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

     2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is sixty-five percent (65%) of the Executive's Final Pay, reduced by:

          (a) fifty percent (50%) of the primary federal Social Security benefit payable (before earnings reduction) to the Executive or which would be payable if applied for by the Executive upon his Normal Retirement Age; and

          (b) the annual amount of benefits payable to the Executive upon his Normal Retirement Age, on a single life annuity basis, attributable to the portion of the Executive's account balances arising from employer contributions (but excluding the portion of such balances arising from employee salary reduction contributions) from the MBT Retirement Plan.

     2.1.2 Payment of Benefit. The Company shall pay the Normal Retirement Benefit in 120 equal monthly installments commencing the month following Executive's Normal Retirement Age.

2.2 Early Termination Benefit. Upon Early Termination, and subject to the completion of the service vesting period provided for in section 2.2.2 hereof by the Executive, the Company shall pay to the Executive the benefit described in this section 2.2 in lieu of any other benefit under this agreement.

     2.2.1 Amount of Benefit.

          a) The Early Termination Benefit is a monthly benefit payable in 120 equal monthly installments commencing on the first of the month following the Executive's attainment of age 60 if termination occurs prior to age 60, or in the event of termination after age 60, on the first of the month following termination of employment. The monthly amount of the Early Termination Benefit shall be calculated according to the methodology set forth on Addendum A, using such actuarial assumptions (which shall include those set forth on Addendum B) as are reasonably determined from time to time by the Company. In determining the Early Termination Benefit the Early Termination Accrual Balance shall be adjusted for earnings from the December 31 preceding the Executive's date of early termination to the Early Termination Benefit commencement date as specified in the preceding sentence.

          b) The Early Termination Accrual Balance is an amount as of the December 31 preceding the Executive's date of Early Termination that is equal to what would have been accumulated with earnings had there been one annual contribution at the end of each calendar year prior to the Executive's date of Early Termination. Each such annual contribution amount shall be equal to a level annual contribution necessary to create a fund at the Executive's Normal Retirement Date sufficient to pay the Executive's Projected Normal Retirement Benefit and shall be calculated assuming that the Executive's Projected Normal Retirement Benefit is funded ratably over the period from July 1, 2003 to the Executive's Normal Retirement Date. The level annual contribution amount for the short period of July 1, 2003 to December 31, 2003 shall be prorated for that six month period which is less than a full year.

               (i) The Projected Normal Retirement Benefit is the Normal Retirement Benefit determined under section 2.1 as of the December 31 preceding the Executive's date of Early Termination using:

                    1. The Executive's annual base salary at the end of the calendar year preceding the Executive's date of Early Termination;

                    2. An estimate as of that calendar year-end of the Executive's Social Security PIA offset at age 65;

                    3. A projection of the retirement plan offset using the MBT Retirement Plan account balance attributed to Company contributions as of that December 31; and

                    4. The interest rate and actuarial assumptions set forth in Addendum A of the Plan.

               (ii) For purposes of determining the Early Termination Accrual
                    Balance, the level annual contribution amount shall be treated as if it had been credited at the end of each calendar year and the earnings values shall be calculated on that basis. After the Executive has terminated employment, the Early Termination Accrual Balance shall only be adjusted for earnings at the interest rate specified in Addendum A and no contributions or other contribution-like additions shall be credited to the Early Termination Accrual Balance. Any subsequent change in the Executive's Social Security PIA or MBT Retirement Plan account balance attributed to Company contributions after the Executive has terminated employment shall not retroactively change the amount of the Projected Normal Retirement Benefit and the Early Termination Accrual Balance as previously determined.

               (iii) Addendum A of the Plan sets forth the interest rate to be applied and illustrates the calculation of the Early Termination Accrual Balance.

     2.2.2 Vesting of Benefit. The Early Termination benefit payable under section 2.2 shall be one hundred percent (100%) vested upon the Executive's continued service in the capacity of President and CEO to April 4, 2009.

     2.2.3 Executive Distribution Election. Notwithstanding the above, in the event of termination prior to age 60, the Executive may elect no later than one year prior to attainment of age 60, to defer commencement of the Early Termination Benefit to age 65.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to his Normal Retirement Age, the Executive shall become one hundred percent (100%) vested in the benefit payable under Section 2.2.

     2.3.1 Payment of Benefit. The Disability Benefit in an amount equal to the Early Termination Accrual Balance shall be paid to the Executive in 120 equal monthly installments as determined under 2.2.1 commencing with the month following termination of Employment resulting from Disability.

2.4 Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.4 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.5 Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive's income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the entire amount accrued by the Company with respect to the Company's obligations hereunder, a distribution shall be made as soon as is administratively practicable following the assertion by the Internal Revenue Service of the plan failure.

2.6 Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

          (a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

          (b) must, for benefits distributable, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

          (c) must take effect not less than twelve (12) months after the election is made.

                                    ARTICLE 3

                                 DEATH BENEFITS

3.1 Death During Active Service. Upon Termination of Employment of the Executive by reason of death, no benefit shall be payable under this Agreement. It is acknowledged by the Company and the Executive that while Executive is employed by the Company provision has been made for a death benefit to be payable to the Executive's beneficiary pursuant to that certain "Monroe Bank & Trust Split Dollar Agreement" dated July 1, 2003, and as amended of even date with this amendment and restatement.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    ARTICLE 4

                                  BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5

                               GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

          (a)  gross negligence or gross neglect of duties;

          (b) commission of a felony or of a gross misdemeanor involving moral turpitude; or

          (c) fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, within 12 months following Termination of Employment, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive's employment or retirement. This section shall not apply following a Change of Control as defined by 7.3(a) hereof.

                                    ARTICLE 6

                          CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

     6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

     6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

     6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a)  The specific reasons for the denial;

          (b) A reference to the specific provisions of the Agreement on which the denial is based;

          (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

          (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

          (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

     6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

     6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

     6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

     6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a)  The specific reasons for the denial;

          (b) A reference to the specific provisions of the Agreement on which the denial is based;

          (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and


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

          (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7

                           AMENDMENTS AND TERMINATION

7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2 Plan Termination Generally. The Company and Executive may by mutual agreement terminate this Agreement at any time. The benefit hereunder shall be the entire amount accrued by the Company with respect to the Company's obligations hereunder. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or
     Article 3.

7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, this Agreement may be terminated by the Company, without the consent of the Executive, in the following circumstances, as provided by and subject to the limitations and requirements of IRC 409A and section 1.409A-3(j)(4)(ix) of the IRS Regulations, as now in effect and hereinafter amended.

          (a) Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Code (collectively a "Change in Control"), provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements; or

          (b) Upon the Company's termination and liquidation of this Agreement within 12 months of a corporate dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are paid and included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
               (iii) the first calendar year in which the distribution is administratively practical.

     In connection with termination as provided in this Section 7.3, the Company shall distribute the Early Termination Accrual Balance by the Company with respect to the Company's obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

                                    ARTICLE 8

                                  MISCELLANEOUS

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the


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

benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a) Establishing and revising the method of accounting for the Agreement;

          (b)  Maintaining a record of benefit payments;

          (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

          (d)  Interpreting the provisions of the Agreement.

IN WITNESS WHEREOF, the Executive and the Company have signed this Amended and Restated Agreement.

EXECUTIVE:                                      COMPANY:


/s/ H. Douglas Chaffin                  /s/ William D. McIntyre, Jr.
-------------------------------------   ----------------------------
H. Douglas Chaffin                      By: William D. McIntyre, Jr.
                                        Title: Chairman of the Board of
                                               Directors

ADDENDUM A - EARLY TERMINATION BENEFIT (REFER TO SECTION 2.2)

Illustration of benefit calculation (All assumptions are for purposes of illustrating benefit calculation only)

Date of Early Termination: JULY 1, 2011

STEP 1 - CALCULATE PROJECTED NORMAL RETIREMENT BENEFIT AS OF 12/31/2010

$  312,309    12/31/10 Base Salary
         X
        65%   Benefit Percent
$  203,000    Base Annual Benefit
     Minus    Offset amounts
    17,676    50% of Projected Social Security PIA at age 65
    41,678    Projected life annuity value of 12/31/10
              employer contribution balance under MBT Retirement Plan
$ 143,647     Projected Normal Retirement Benefit
$1,086,023    Present Value at age 65 of Projected Normal Retirement Benefit

STEP 2 DEVELOP AMORTIZATION SCHEDULE OVER EXECUTIVE CAREER

Benefit Accrual   Beginning-Year       End-of-Year         End-of-Year       End-of-Year
    Periods          Balance       Contribution Credit   Interest Credit   Accrual Balance
---------------   --------------   -------------------   ---------------   ---------------
      2003                   0            17,978                   0             17,978
      2004              17,978            36,487               1,079             55,544
      2005              55,544            36,487               3,333             95,363
      2006              95,363            36,487               5,722            137,572
      2007             137,572            36,487               8,254            182,314
      2008             182,314            36,487              10,939            229,740
      2009             229,740            36,487              13,784            280,011
      2010             280,011            36,487              16,801            333,299
      2011             333,299            36,487              19,998            389,784
      2012             389,784            36,487              23,387            449,658
      2013             449,658            36,487              26,979            513,125
      2014             513,125            36,487              30,787            580,399
      2015             580,399            36,487              34,824            651,711
      2016             651,711            36,487              39,103            727,300
      2017             727,300            36,487              43,638            807,426
      2018             807,426            36,487              48,446            892,358
      2019             892,358            36,487              53,541            982,387
      2020             982,387            36,487              58,943          1,077,817
      2021           1,077,817             2,960               5,246          1,086,023

STEP 3 DETERMINE ACCRUAL BALANCE AT YEAR- END PRECEDING TERMINATION

Benefit Accrual   Beginning-Year       End-of-Year         End-of-Year       End-of-Year
    Periods          Balance       Contribution Credit   Interest Credit   Accrual Balance
---------------   --------------   -------------------   ---------------   ---------------
      2003                  0             17,978                  0             17,978
      2004             17,978             36,487              1,079             55,544
      2005             55,544             36,487              3,333             95,363
      2006             95,363             36,487              5,722            137,572
      2007            137,572             36,487              8,254            182,314
      2008            182,314             36,487             10,939            229,740
      2009            229,740             36,487             13,784            280,011
      2010            280,011             36,487             16,801            333,299

STEP 4 DETERMINE MONTHLY BENEFIT AMOUNT PAID AT BENEFIT COMMENCEMENT - AGE 60

12/31/2010 accrual balance of $333,299 grows to $472,791 at age 60 based on stated interest rate in addendum A.

$472,791 is equal in value to $4,940.25 payable each month, beginning at age 60, over a 120 month period.


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

ADDENDUM B

The following factors will be applied in calculating the participant's benefit accrual, and will be subject to review and modification by the Compensation Committee of the Board:

Interest Rate                                                    6.00%
Rate of return on 401(k) account balance                         6.00%
Mortality Assumptions                                 1994 GAR Table as defined
                                                        in Rev. Ruling 2001-62
Social Security law In effect at termination
For purposes of estimating the Social Security PIA:
   Wage Base Increases                                           3.00%
   Average Wage Index                                            2.75%
   CPI                                                           2.50%
Executive's historical wages based on historical
   national average wage index
Executive assumed to continue to earn level future
   wages after termination until age 65


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